UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Jamba, Inc.

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March 28, 2014

TO THE STOCKHOLDERS OF
JAMBA, INC.:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) (the “2014 Annual Meeting”) on May 9, 2014, at 8:00 a.m. local time, which will be held at the Company’s principal offices, located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. At the 2014 Annual Meeting, the Company will present a report on its operations during the past year and respond to questions from stockholders. Accompanying this Proxy Statement is the Company’s 2013 Annual Report to Stockholders.

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about March 28, 2014, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope that you will attend the 2014 Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

Sincerely yours,

JAMES D. WHITE
Chairman, President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.
6475 Christie Avenue, Suite 150
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2014

Dear Stockholder:

You are invited to attend the 2014 Annual Meeting of Stockholders of Jamba, Inc., a Delaware corporation (the “Company”) (the “2014 Annual Meeting”), which will be held at the Company’s principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 on May 9, 2014, at 8:00 a.m. local time, for the following purposes:

1.	To elect eight nominees as directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2014.
3.	To vote on a non-binding advisory resolution regarding executive compensation.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 21, 2014 are entitled to notice of, and to vote at, the 2014 Annual Meeting and any adjournment or postponement thereof. For ten days prior to the 2014 Annual Meeting, a complete list of stockholders entitled to vote at the 2014 Annual Meeting will be available for examination by any stockholder, for any purpose relating to the 2014 Annual Meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

KAREN L. LUEY
Secretary

Emeryville, California
March 28, 2014

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or, if you have received a paper copy of the proxy materials by mail, by completing and promptly mailing your proxy card in the postage-paid envelope provided to assure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2014

This Proxy Statement relating to the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2013 are available at www.proxyvote.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2014 Annual Meeting of Stockholders to be held on May 9, 2014, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being made available to stockholders on or about March 28, 2014.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on March 21, 2014 (the “Record Date”) will be entitled to vote at the meeting and any postponement or adjournment thereof. As of the Record Date, there were 17,190,983 shares of common stock of the Company (the “Common Stock”) outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the 2014 Annual Meeting.

Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Restated Certificate”). Our current Restated Certificate does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.  Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the notice by mail described below or, if you receive a paper copy of the proxy materials, on the proxy card provided.

“Notice and Access” Model.  The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others. We must comply with these rules in connection with our 2014 Annual Meeting.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the Company must post all proxy materials on a publicly-accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the Company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines (i) information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or email copies of the proxy materials.

In connection with our 2014 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail instructing you how to access proxy materials at http://www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company deliver paper copies of the proxy materials as well.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Annual Meeting Attendance

You are entitled to attend the 2014 Annual Meeting only if you were a Company stockholder as of the Record Date or you hold a valid proxy for the 2014 Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership. In addition, the Notice will serve as proof of stock ownership as of the Record Date.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

In accordance with the Company’s bylaws (the “Bylaws”), the Board of Directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) has currently set the size of the Board at nine members and there are currently nine members serving. The terms of the current directors expire upon the election and qualification of the directors to be elected at the 2014 Annual Meeting. The Board has nominated eight persons for election at the 2014 Annual Meeting to serve until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees for election to the Board are presently directors of Jamba. Brian Swette has not been nominated for re-election but will continue to serve through the end of his current term. Because the Board of Directors remains in the process of seeking candidates for the vacant position on the Board of Directors, we have fewer nominees named than the number fixed by a resolution adopted by the Board of Directors. Stockholders may not vote for a greater number of persons than the number of nominees named. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the eight nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than eight nominees. Abstentions, “broker non-votes” and withheld votes will not count towards election of any director nominee. Under our Bylaws, if an incumbent director standing for re-election is not re-elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

The eight Company nominees to the Board to serve until the next 2015 Annual Meeting and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
James D. White	53	2008
Lesley H. Howe	69	2007
Richard L. Federico	59	2006
Andrew R. Heyer	56	2009
Michael A. Depatie	57	2010
Lorna Donatone	56	2013
David A. Pace	54	2012
Marvin Igelman	51	2012

The principal occupations and qualifications of each of the eight Company nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

JAMES D. WHITE has served as a member of our Board of Directors and our President and Chief Executive Officer since December 2008. He was appointed Chairman of the Board at the 2010 Annual Meeting. Previously, Mr. White was Senior Vice President of Consumer Brands for Safeway, Inc. with responsibility for brand strategy, innovation, manufacturing and commercial sales from 2005 to 2008. Prior to Safeway, Mr. White was Senior Vice President of Business Development, North America at the Gillette Company, where his responsibilities included centralized marketing, sales, retail execution, marketing planning and Canadian operations from 2002 to 2005. Mr. White also held executive and management roles with Nestlé Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002, and Vice President, Customer Development East from 1997 to 1999. Mr. White is a member of the Board of Directors of Daymon Worldwide and Hillshire Brands. Mr. White’s position as our President and Chief Executive Officer and his extensive consumer products and senior management experience make him particularly qualified for service on our Board.

LESLEY H. HOWE has been a member of our Board of Directors since December 2007. Mr. Howe has over 40 years of financial and management experience, spending more than 30 years with the international accounting firm of KPMG LLP, where he was a senior partner and from 1994 – 1997 served as Area Managing Partner for the Los Angeles office. He served as Chief Executive Officer of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Mr. Howe is a former member of the Board of Directors P.F. Chang’s China Bistro Inc., and current member of the Board of Directors of NuVasive, Inc. and Volcano Corporation. Mr. Howe serves as Lead Director. The Lead Director chairs executive sessions of Jamba’s independent directors and has the authority to call such sessions. The Lead Director also participates in the preparation of agendas and schedules for meetings of the Board, coordinates with the Chairman regarding the flow of information to the directors, serves as a liaison between the independent directors and management, and chairs meetings of the Board in the Chairman’s absence. Mr. Howe’s extensive experience in public accounting and his financial expertise make him particularly qualified for service on our Board and our Audit Committee of the Board.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since 1996, Mr. Federico has served as a director of P.F. Chang’s China Bistro Inc., and he has served as Chief Executive Officer of P.F. Chang’s China Bistro Inc. since 1997. In 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From 1989 to 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations. Since 2011, Mr. Federico has served on the Board of Directors of Domino’s Pizza. Mr. Federico’s business acumen and experience in leading a successful publicly-held restaurant concept make him particularly qualified for service on our Board, our Nominating and Corporate Governance Committee of the Board and our Compensation and Executive Development Committee of the Board.

ANDREW R. HEYER has been a member of our Board of Directors since June 2009. Mr. Heyer is the Chief Executive Officer and Founder of Mistral Equity Partners, a private equity fund. Prior to founding Mistral, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, L.L.C., a private equity firm. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp., and a co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Market Corp. in 1995, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer also serves on the Board of Directors of Hain Celestial Group, Worldwise, Inc., XpresSpa, Country Pure, LoveSac, and Vino Volo. Mr. Heyer also currently serves as a Member of the Executive Committee and Board of Trustees of the University of Pennsylvania and the University of Pennsylvania Health System. Mr. Heyer’s business, financial and investment experience in the consumer focused product and services industries makes him particularly qualified for service on our Board and our Compensation and Executive Development Committee of the Board.

MICHAEL A. DEPATIE has been a member of our Board of Directors since November 2010. Mr. Depatie has served as Chief Executive Officer of Kimpton Hotels and Restaurants, LLC since 2006 and is also a member of Kimpton’s Board of Directors. Prior to being elected as Kimpton’s Chief Executive Officer, Mr. Depatie served as their president from 2005 having joined the Kimpton family of companies as Chief Executive Officer for real estate for Kimpton Group Holding, LLC in 2003. Kimpton is the largest developer and operator of boutique hotels with 60 hotels presently in 26 U.S. cities. Mr. Depatie is responsible for all aspects of Kimpton’s development and operating activities. He also oversees the investment of the $157 million Kimpton Hospitality Partners Fund I, $202 million Kimpton Hospitality Partners Fund II and the $203 million Kimpton Hospitality Partners Fund II. Prior to Kimpton, Mr. Depatie held senior finance and development roles in a number of rapidly growing lodging companies including Residence Inn and Summerfield Suites. Prior to his current position, Mr. Depatie was the Chief Financial Officer of Sunterra, a NYSE listed resort hotel vacation ownership company and NYSE listed La Quinta, a national chain of limited service hotels. Mr. Depatie’s extensive senior management experience and his financial expertise make him particularly qualified for service on our Board and our Audit Committee of the Board.

DAVID PACE has been a member of our Board since August 2012. Mr. Pace is the Executive Vice President and Chief Resources Officer of Bloomin’ Brands where he is responsible for both the human resources and real estate and development functions of Bloomin’ Brands, along with the Fleming’s and Roy’s business units. Prior to joining Bloomin’ Brands in 2010, Mr. Pace was a management consultant, entrepreneur and not-for-profit leader. He has extensive domestic and international experience overseeing Human Resources for Starbucks Coffee Company, HomeGrocer.com and PepsiCo/YUM Brands along with additional experiences in technology and sports management. Mr. Pace is an adjunct faculty member in Southern Methodist University’s Cox Graduate School of Business and is currently Chairman of the Board of Up2US, a rapidly expanding national non-profit focused on improving the health and development of America’s young people through sports-based youth development. Mr. Pace has a Bachelor of Science in Industrial and Labor Relations from Cornell University. Mr. Pace’s extensive knowledge of the restaurant and food and beverage industries and his senior leadership experience in human resources make him particularly qualified for service on our Board, our Compensation and Executive Development Committee of the Board and our Nominating and Corporate Governance Committee of the Board.

MARVIN IGELMAN has been a member of our Board since May 2011. Mr. Igelman is the Chief Executive Officer of Sprylogics International Inc., a semantic search company based in Toronto, Canada. From 2010 to 2011, Mr. Igelman served as a director and the Chief Strategy Officer of Poynt Corporation, a Canadian company that offers mobile location-based search services. From 2006 to 2010, Mr. Igelman served as the Chief Executive Officer of Unomobi Incorporated, a mobile advertising and messaging platform he founded, which was acquired by Poynt Corporation in 2010. From 2002 to 2006, Mr. Igelman served as a business development consultant for numerous technology companies and established a number of other ventures, including founding Unomobi Incorporated. Mr. Igelman serves on the Board of Directors of Catasys Inc. and American Apparel Inc. Mr. Igelman is a graduate of Toronto’s Osgoode Hall Law School. Mr. Igelman’s extensive business and senior management experience make him particularly qualified for service on our Board and our Nominating and Corporate Governance Committee of the Board.

LORNA DONATONE has been a member of our Board of Directors since December 2013. Since February 2010, Ms. Donatone has served as the Chief Operating Officer and Education Market President at Sodexo Education where she oversees operations and strategic growth for Sodexo at college and university campuses, public school districts and private schools in the U.S. Prior to that, Ms. Donatone served in various other leadership roles at Sodexo including President of School Services from September 2007 to February 2010. Ms. Donatone joined Spirit Cruises, LLC, a subsidiary of Sodexo in 1999 and served as its President from 2002 to 2006. She has been a board member of the National Restaurant Association since 2005 and a trustee of the National Restaurant Association Educational Foundation since 2011. Ms. Donatone is the immediate Past Chair of the Board of Directors of the Women’s Foodservice Forum and was elected as a member of the Board of Trustees for the Culinary Institute of America in 2008. Ms. Donatone’s extensive knowledge of the restaurant and food service industry, senior management experience and financial expertise makes her particularly qualified for service on our Board and our Audit Committee of the Board.

Background information on the officers of the Company other than Mr. White can be found in our Annual Report on Form 10-K filed with the SEC on March 10, 2014 under the heading “Executive Officers.”

Recommendations of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” OUR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, except for James D. White, each of the Company director nominees standing for election has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of Mr. Heyer in connection with past equity transactions with the Company between and the payment of monitoring fees by the Company to Mistral Capital Management, LLC and its affiliates.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, a Chief Executive Officer and a Lead Director. In the current structure, the roles of Chief Executive Officer and Chairman of our Board are combined, and the Lead Director is elected annually by all independent directors. James D. White has served as our Chief Executive Officer since 2008 and as Chairman since the 2010 Annual Meeting of Stockholders. Lesley H. Howe has served as our Lead Director since the 2010 Annual Meeting of Stockholders.

The Board believes that Mr. White is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which are essential to effective corporate governance.

Additionally, one of the responsibilities of the Board is to work with management to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Mr. Howe was appointed in 2010 by the independent members of our Board as our Lead Director. Mr. Howe has been re-appointed Lead Director contingent upon his re-election to the Board at the 2014 Annual Meeting. Mr. Howe’s duties as Lead Director include:

•	setting the agenda and serving as chairman for the executive sessions of the independent directors;
•	serving as liaison between the Chairman and the independent directors, including communicating to the Chairman, as appropriate, the results of executive sessions of the independent directors;
•	ensuring that independent directors have adequate opportunities to meet without management present, including authority to call meetings of the independent directors;
•	approving the agenda and information sent in connection with Board meetings and ensuring that the other independent directors also have an opportunity to provide input on the agenda;
•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	chairing Board meetings if the Chairman is unable to attend.

Our Board elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight of and review at least annually our risk management policies. The Compensation and Executive Development Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. The Chief Financial Officer provides regular reports of legal risks to our Board and committees. The Chief Financial Officer and the Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation and Executive Development Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation and Executive Development Committee.

Certain Relationships and Related Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jamba will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Jamba, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Other than the foregoing, there were no relationships or related party transactions in the fiscal year ended December 31, 2013 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties in a manner consistent with our internal Policy Statement on Related Party Transactions.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time our Board of Directors holds its regularly scheduled meetings.

Committees and Board Meeting Attendance

The Board of Directors has a standing Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Board of Directors holds at least four regular meetings each year, with additional meetings as required. The Board of Directors held twelve (12) meetings during Fiscal 2013, either in person or by teleconference. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2013, each of our incumbent directors attended at least 75% of the total number of meetings of the Board of

Directors and all of the committees of the Board of Directors held during the period in which such director served. Our Corporate Governance Principles and Practices provide that our directors are expected to attend the Annual Meeting of Stockholders. Except Mssrs. Heyer and Igelman, all of the directors then serving attended the Company’s last Annual Meeting of Stockholders held on May 14, 2013.

The following table sets forth the three standing committees of the Board of Directors, the current members and former members of each committee who served during Fiscal 2013 and the number of meetings held by each such committee during Fiscal 2013:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Michael A. Depatie	Member
Richard L. Federico		Member	Chair
Brian Swette(1)		Member
Lesley H. Howe	Chair
Andrew R. Heyer		Member
Marvin Igelman(2)	Former Member		Member
David A. Pace		Chair	Member
Fritzi G. Woods(3)	Former Member
Lorna Donatone(4)	Member
Number of Meetings:	4	4	4

(1)	Mr. Swette will continue to serve on our Compensation and Executive Development Committee until the 2014 Annual Meeting of Stockholders.
(2)	Mr. Igelman served on our Audit Committee from October 3, 2013 until March 5, 2014.
(3)	Ms. Woods served on our Audit Committee until September 18, 2013.
(4)	Ms. Donatone was appointed to our Audit Committee on December 2, 2013.

Audit Committee

The current members of the Audit Committee are Lesley H. Howe (Chair), Michael A. Depatie and Lorna Donatone. Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately preceding Proposal No. 2.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are David A. Pace (Chair), Richard L. Federico, Andrew R. Heyer and Brian Swette. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully described in the committee’s charter, the primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

Executive Compensation Processes

The Compensation and Executive Development Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department specific goals that facilitate the achievement of corporate performance. Semi-annual bonuses are tied to the achievement of these performance goals. The payment of an incentive bonus to our President, Chief Executive Officer and our Chairman is determined by our Board of Directors on recommendation from the Compensation and Executive Development Committee, and the payment of an incentive bonus to our other executive officers is determined by the Compensation and Executive Development Committee on recommendation from the President, Chief Executive Officer, in each case following a review of the achievement of semi-annual performance goals.

For all executives, annual base salary increases and Management Incentive Plan bonuses (second half performance period), to the extent awarded, are implemented during the first calendar quarter of the year. In addition, during the third quarter of each year, the Compensation and Executive Development Committee and Board of Directors grant long-term equity and performance awards Management Incentive Plan bonuses (first half performance period). Newly hired and promoted executives may be granted supplemental awards at a committee meeting following their hiring or promotion dates. The Compensation and Executive Development Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2013, the Compensation and Executive Development Committee retained an independent compensation consultant, Frederic W. Cook and Co., Inc., to assist the Compensation and Executive Development Committee with the Company’s executive and non-employee director compensation programs.

Risk Considerations in Executive Compensation

Our Compensation and Executive Development Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation and Executive Development Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully in the section below entitled “EXECUTIVE COMPENSATION — COMPENSATION — Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of company-wide and individual department-specific goals. Goals are both financial and non-financial, and while largely formula-based, there is also an appropriate level of discretion in determining incentive payouts. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short, intermediate and long-term corporate results, while the fixed element is also substantial enough that our executives are not encouraged to take unnecessary or excessive risks in doing so. Finally, there are additional risk mitigating policies in place such as insider trading prohibitions and independent Compensation and Executive Development Committee oversight.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Executive Development Committee is or has been an officer or employee of the Company during Fiscal 2013. During Fiscal 2013, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2013, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Marvin Igelman and David A. Pace. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations — Criteria and Diversity

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers, among other things, the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;
•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;
•	nominees’ independence from management;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Our Board of Directors recognizes its responsibility to ensure that nominees for our Board of Directors possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be so evaluated, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were released to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and
•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

Our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Corporate Secretary
Jamba, Inc.
6475 Christie Avenue, Suite 150
Emeryville, CA 94608
Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board, or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Vice President of Legal Affairs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics can be obtained on the Company’s website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Company intends to post on its website any amendments to or waivers of the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Principles and Practices to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles which provide a framework for the conduct of our Board’s business provide, among other things, that:

•	The principal responsibility of the directors is to oversee the exercise of corporate powers and to ensure that the Company’s business and affairs are managed to meet its stated goals and objectives.
•	Certain criteria and qualifications be used for consideration of selection of Board nominees.
•	New directors participate in an orientation program.
•	All Board members have access to senior management
•	No member of the Board shall stand for reelection after his/her 75th birthday without a waiver from a majority of the members of the Board

•	At least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
•	Board members shall not serve on more than four other Boards of Directors of other publicly-traded companies; provided, however that if the Board member also serves as chairman of the board of a publicly-traded company, then he or she shall not serve on more than three other Boards of Directors, or if the Board member also serves as an executive officer of a company, then he or she shall not serve on more than two other Boards of Directors.

These principles can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o ICR, Inc., 685 Third Avenue, 2nd Floor, New York, NY, 10017, by emailing investors@jambajuice.com, or by telephoning (646) 277-1212.

Stock Ownership Guidelines

Each member of our Board of Directors is required to acquire and maintain, individually or through their affiliates, a minimum of $100,000 of shares of the Company’s common stock during the term of his or her service on the Board, with the value measured by the greater of the aggregate purchase price paid for such shares or the current market price. New members of the Board shall have two years from the date on which their service begins in which to attain the required ownership level. Any director who falls short of the guideline will be deemed in compliance as long as such director retains all stock compensation until the required level of ownership is met.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Lesley H. Howe, Chairman
Michael A. Depatie
Lorna Donatone

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that stockholders ratify the selection of KPMG LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2014 (“Fiscal 2014”). KPMG LLP has acted in such capacity since its appointment in fiscal year 2008.

A representative of KPMG LLP is expected to be present at the 2014 Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the 2014 Annual Meeting, the stockholders are being asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2013. If the selection of KPMG LLP as auditors for Fiscal 2014 is not approved by stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain KPMG as auditors for 2014. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2013 (“Fiscal 2013”) and fiscal year ended January 1, 2013 (“Fiscal 2012”) by its independent registered public accounting firm, KPMG LLP:

	Fiscal 2013 (52 weeks)	Fiscal 2012 (52 weeks)
Audit Fees(1)	$747,700	$731,300
Audit-Related Fees(2)	22,000	22,000
Tax Fees	101,495	57,400
All Other Fees	—	—
Total Fees	$871,195	$810,700

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. During Fiscal 2013 and Fiscal 2012, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have authority to vote your shares on a discretionary basis in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide an explanation of our compensation program relating to Fiscal 2013, with particular focus on our Chief Executive Officer (“CEO”) and the other listed executives as presented in the “2013 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”). For 2013, our Named Executive Officers were:

•	James D. White, Chief Executive Officer and President
•	Karen L. Luey, Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary
•	Chris Beeson, Senior Vice President, Operations
•	Bruce Schroder, Executive Vice President and Chief Operating Officer (departed Jamba effective October 8, 2013)
•	Julie S. Washington, Senior Vice President and Chief Brand Officer

Executive Summary

2013 Performance

During 2013, we focused on establishing consistent organic growth in revenue and profitability by transforming Jamba into a globally recognized healthy, active lifestyle brand and strengthening our total brand value through product innovations, including consumer loyalty and engaging national and local marketing programs and national scale partnerships. Fiscal 2013 was a successful but challenging year. Our financial results for Fiscal 2013 reflect a modest improvement over Fiscal 2012 as we operated in an environment of reduced consumer spending, adverse weather in key markets and heightened competition. However, we made significant progress on several key strategic and operational priorities as we executed upon our “BLEND” Plan 3.0 (our “BLEND Plan”), which provides continuity of our previous BLEND Plans and a blueprint for building total brand value, with strategic priorities focused on innovation and developing new products, becoming a lifestyle brand, expanding growth initiatives, partners, channels and markets, and driving business efficiencies. Highlights of our Fiscal 2013 financial performance include:

•	Jamba’s total stockholder return increased by 11% in Fiscal 2013;
•	Net income for Fiscal 2013 was $2.1 million, compared to net income of $0.3 million for Fiscal 2012;
•	EBITDA[1] was $13.3 million, compared to $11.7 million for Fiscal 2012;
•	Company-owned comparable store sales increased by 0.5% compared to the prior year, reflecting the third consecutive fiscal year of comparable store sales growth; and
•	General and administrative expenses decreased 7.4% to $37.8 million for the year compared to $40.8 million for the prior year.

Highlights of our strategic achievements include our progress on several key priorities to strengthen our brand with successful juice and smoothie innovations, initiating marketing programs with strategic partners such as Disney and ISIS, and our expanded global retail store growth where we added new channel strength

1	EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and as specifically identified in the non-GAAP reconciliation schedules set forth in Appendix A. Management uses this non-GAAP measure to further understand the Company's core business operating performance. The Company believes its core business operating performance represents the Company's on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes and (d) depreciation and amortization.

and continued to explore new ways to reduce costs and improve productivity. We opened 69 stores globally, including 25 Smoothie Stations, and added over 1,000 JambaGO units to retail store cafes at Target Stores across the United States. Overall, we believe these actions have positioned Jamba for accelerated growth in 2014.

2013 Compensation Decisions

In Fiscal 2013, we implemented incentive compensation programs to reward employees, including our Named Executive Officers, for the attainment of business and financial measures that enhance stockholder value and achievements which support our BLEND Plan. The following lists key compensation actions for 2013 with respect to our Named Executive Officers:

•	Base Salary. Based on an assessment of individual performance, responsibility levels, and competitive pay practices, we increased the base salary for Mr. White by 4.3%, Ms. Luey by 7.3%, Mr. Schroder by 8.0% and Ms. Washington by 5.3%. Mr. Beeson had one increase at the beginning of the year by 2.5% and in recognition of additional responsibilities, received an additional increase of 18.4%.
•	Cash Incentive Compensation. Based upon our 2013 financial and operational performance described above, we awarded cash bonuses under our Management Incentive Plan ranging from 21% to 23% of our annual performance bonus targets, reflecting achievement of all financial performance targets but not all strategic performance targets in the first performance period. We awarded no bonus for the second half of the year due to falling short of the EBITDA financial performance target, though we had achieved other financial and strategic performance targets in the second performance period.
•	Equity Compensation. As part of our focus on competitive pay practices, retention and long-term goals, our equity compensation program in 2013 continued as a mix between 50% performance-based restricted stock units (“performance-based RSUs”) and 50% time-vested restricted stock units (“time-vested RSUs”). We believe this mix aligns the interests of our executives with those of our stockholders, as the awards only have value if certain performance goals are met or the Company’s stock price increases. The performance-based RSUs are based on relative total stockholder return (TSR) versus a peer group restaurant index, measured over a one-year, two-year, and three-year performance period.
•	Share Ownership Guidelines. In 2013, we adopted Management Stock Ownership Guidelines to further align the interests of members of senior management with the interests of our stockholders and to encourage management ownership of our common stock.

Summary of Other Major Program Elements

Other significant elements of the Company’s compensation program that continue to reinforce stockholder alignment, its long-term retention strategy and what the Compensation and Executive Development Committee considers best practices are the following:

•	Compensation decisions are made by an independent compensation committee and an independent compensation consultant engaged by the Compensation and Executive Development Committee.
•	The Company maintains share ownership guidelines, which as mentioned above, were adopted in 2013.
•	The Company maintains an insider trading policy and a prohibition on hedging Company securities.
•	The Compensation and Executive Development Committee conducts an annual risk assessment.
•	Any equity acceleration requires a “double trigger” (a qualifying termination in connection with a change in control).
•	In addition, the Company does not maintain or grant any of the following with respect to our executive officers:
º	Tax reimbursements or gross-ups;
º	Any special perquisites or benefits, except in limited circumstances; or
º	Supplemental retirement plans.

Say-on-Pay

The Company is required to permit a separate non-binding stockholder vote to approve the compensation of its executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “Say-On-Pay” proposal, permits stockholders to endorse or not endorse the Company’s executive compensation program. Because the stockholders’ vote is advisory, it will not be binding on the Company. However, when setting compensation and in determining compensation policies, our Compensation and Executive Development Committee takes into account the results of the vote.

The last stockholder advisory vote on executive compensation was in May 2011 when stockholders voted in favor of the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2011 Annual Meeting. Approximately 99% of votes cast were voted in favor of the Company’s executive compensation. Stockholders also supported the Board’s recommendation to hold advisory votes on a tri-annual basis. As a result of the overwhelming support for the program, the Compensation and Executive Development Committee did not make any significant changes to the program at that time. The Compensation and Executive Development Committee believes that the result of these votes is evidence that the Company’s compensation policies and decisions are in the best interests of its stockholders. However, the Compensation and Executive Development Committee has continued to be mindful of stockholder preferences since that time, and as a result, has made enhancements to the program since 2011 in support of Jamba’s pay-for-performance philosophy. Stockholders will vote on the compensation program again at the 2014 annual stockholders meeting as discussed on page 43 of this proxy statement.

Compensation Process and Oversight

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and programs. The Compensation and Executive Development Committee determines compensation for our executives, including annual base salary, non-equity incentive plan payments, equity awards and all other compensation and compensation procedures applicable to our Named Executive Officers. Our Compensation and Executive Development Committee is composed of members who are not, and never have been, employees of the Company.

Role of Senior Management and Consultant in Compensation Decisions

While the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation, several members of senior management participate in the Compensation and Executive Development Committee’s executive compensation process. For example, the Compensation and Executive Development Committee takes into consideration recommendations of our CEO on compensation decisions for executive officers other than himself, based on performance reviews he conducts with each of the executive officers, including the Named Executive Officers. Our CEO does not participate in discussions regarding his own compensation.

Historically, the Compensation and Executive Development Committee has retained compensation consultants to assist it in its review of Named Executive Officer compensation. The Compensation and Executive Development Committee has used the findings and recommendations of compensation consultants to help ensure that management’s compensation recommendations are in line with the Company’s priorities, properly incentivize actions that improve Company performance, and are reasonable when compared to the market for executive talent. In addition, the Compensation and Executive Development Committee believes that the engagement of an independent consultant from time to time helps enhance the overall independence of the Compensation and Executive Development Committee’s decision-making. As will be discussed below, in Fiscal 2013, the Compensation and Executive Development Committee engaged Frederic W. Cook & Co., Inc. (“Frederic W. Cook”) as a consultant. As part of its services, Frederic W. Cook:

•	Participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;
•	Reviews market data and advises the committee on recommending the Chief Executive Officer’s compensation levels to the Board;
•	Reviews and advises the committee regarding the compensation of the other executive officers;

•	Reviews and advises the committee regarding director compensation; and
•	Assists with an annual risk assessment of the Company’s compensation programs.

Frederic W. Cook does not perform any other work on behalf of management or the Company. The Compensation and Executive Development has assessed the independence of Frederic W. Cook and concluded that no conflict of interest exists that would prevent Frederic W. Cook from independently representing the Compensation and Executive Development Committee. The Compensation and Executive Development Committee intends to continue retaining the services of third party executive compensation specialists from time to time, as the Compensation and Executive Development Committee deems necessary or helpful, in connection with the establishment and development of our compensation philosophy and programs.

Competitive Compensation Data

To assist with the determination of the compensation made to our executive officers for Fiscal 2013, the Compensation and Executive Development Committee asked Frederic W. Cook to benchmark executive compensation and to provide a comparison of total and individual elements of executive compensation provided to our executive team, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group (described below). Frederic W. Cook worked with our human resources department and management to access our data and review our compensation practices and philosophy and provided the Compensation and Executive Development Committee with benchmarking information including competitive data on pay levels and pay practices.

To support our objective of developing an executive compensation program that is sufficiently competitive to attract and retain key executives who can support and execute our BLEND Plan, the Compensation and Executive Development Committee evaluated executive compensation information from a specific group of comparable companies. This process allowed the Compensation and Executive Development Committee to set total compensation at levels for Fiscal 2013 that it believes are appropriate to retain and motivate our Named Executive Officers, and to develop a compensation program that supports our financial and strategic revitalization.

The Compensation and Executive Development Committee, with the assistance of Frederic W. Cook, identified our executive compensation peer group, selecting companies that are similar to us in industry, revenue, net income, number of employees and market capitalization. In determining our Fiscal 2013 peer group, the Compensation and Executive Development Committee selected companies in the quick service restaurant and fast casual dining spaces with revenues ranging from $71 million to $751 million and market capitalization ranging from $70 million to $1.273 billion, with the goal of assembling the group to position Jamba at the median in both size categories.

The companies that comprised our Fiscal 2013 executive compensation peer group were:

Diversified Restaurant	Kona Grill	Nathan’s Famous
Carrol’s Restaurant	Fiesta Restaurant Grp	Denny’s
BJ’s Restaurants	Krispy Kreme	Ignite Restaurant
Bravo Brio	Ruth’s Hospitality	Noodles & Company
Biglari Holdings	Frisch’s Restaurants	AFC Enterprises
Luby’s	Sonic	Famous Dave’s
Chuy’s	Einstein Noah	Ark Restaurant

In making its executive compensation decisions, the Compensation and Executive Development Committee considered the competitive data provided by Frederic W. Cook. The Compensation and Executive Development Committee does not target a specific percentile for pay, but uses the median-to-75th percentile range as a guide for making its pay decisions with respect to all pay elements. In selecting this range, the Compensation and Executive Development Committee acknowledged the extremely competitive market in the San Francisco bay area, which also has an above-average cost of living. While the Compensation and Executive Development Committee considers relevant market pay practices when setting executive compensation, it does not believe that it is appropriate to establish compensation levels based only on market practices. The factors that influence the amount of compensation awarded include market competition for a particular position, an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, past and future performance objectives, value of the position within the Company, and the Company’s financial performance.

Objectives and Components of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•	Deliver pay for performance;
•	Drive strong business results;
•	Support teamwork; and
•	Attract and retain strong talent.

We believe that pursuing these objectives will help us attract and retain qualified executives who are results oriented, engaged and passionate about our brand and are able to help us execute our BLEND Plan. The ability to embrace our mission and culture are also important components in driving these objectives.

Our compensation programs provide a mix of fixed compensation and short-term and long-term incentive awards tied to the achievement of specific business objectives, corporate financial goals, and individual performance. We strive to be competitive in a challenging economic environment, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

Program Elements

The compensation program for our executive officers consists of the following elements:

•	Base Salary;
•	Non-Equity Incentive Compensation;
•	Equity Based Incentive Compensation; and
•	General Team Member Benefits.

The exact base pay, cash incentive bonus targets and equity grant amounts are set at a level designed to attract and retain the best people available that possess the skills necessary to help us execute our BLEND Plan.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward an individual’s current contributions to the Company and to compensate them for their expected day-to-day performance. The Compensation and Executive Development Committee determines base salary levels for executives on an annual basis. Increases in salaries are generally based on both individual performance and our merit increase budget for the year. Other factors that may influence setting of or changes in base salary levels include total company performance, the executive’s experience, responsibilities, management abilities and job performance, current market conditions and analysis of competitive salaries payable for similar positions at other comparable companies. Salary increases may also be awarded in connection with an individual’s promotion to a new role. After consideration of peer group compensation data for the industry and the relative responsibilities and contributions of the executive officers, the Compensation and Executive Development Committee increased the annual salaries of certain of the Company’s executive officers, including the Company’s Named Executive Officers listed below.

		Prior Salary	Effective Date	Current Salary	Increase
Name	Position				($)	(%)
James D. White	CEO and President	$575,000	1/2/2013	$600,000	$25,000	4.3%
Karen L. Luey	EVP, CFO, CAO and Secretary	$328,000	1/2/2013	$352,000	$24,000	7.3%
Bruce Schroder	EVP and Chief Operating Officer	$300,000	1/2/2013	$324,000	$24,000	8.0%
Julie Washington	SVP, Chief Brand Officer	$285,000	1/2/2013	$300,000	$15,000	5.3%
Chris Beeson(1)	SVP, Operations	$215,300	10/9/2013	$255,000	$39,700	18.4%

(1)	Mr. Beeson received an earlier $5,300 (2.5%) increase in his salary from $210,000 to $215,300 effective February 27, 2013 in his role as SVP, Franchise.

Annual Non-Equity Incentive Compensation

We believe that non-equity incentive compensation in the form of a short-term cash incentive bonus is an important factor in motivating our management team as a whole, and individual executives in particular, to perform at their highest level toward achievement of the objectives set forth in our BLEND Plan. Under our Management Incentive Plan, the Compensation and Executive Development Committee was provided the authority to establish performance periods, to set performance goals and to determine the relative weight to be given to each performance goal. The Compensation and Executive Development Committee selected two performance periods for 2013, with the initial performance period consisting of the first and second fiscal quarters and the second performance period consisting of the third and fourth fiscal quarters. Payouts under our Management Incentive Plan are made at the conclusion of each performance period after determination of metrics achieved.

Each participant was eligible for a target award, based on the participant’s base salary and position, as follows:

Title	Target Award as a % of Base Salary During Performance Periods
President and Chief Executive Officer	100%
President Stores/Chief Operating Officer	65%
Chief Financial Officer, Chief Administrative Officer & Secretary	65%
Senior Vice President	50%

The components of each target metric are weighted differently based on each participant’s position with the Company, and the award is based on achievement of one or more of the performance goals to the extent of the weighting, as follows:

	Weighting
Position	Co. Financial Objectives	Dept. Strategic Objectives	Personal Objectives
President and Chief Executive Officer	75%	25%	0%
President Stores	70%	30%	0%
Chief Financial Officer, Chief Administrative Officer & Secretary	70%	30%	0%
Senior Vice President	60%	30%	10%

First Performance Period

The criteria approved by the Compensation and Executive Development Committee for the first performance period consisted of a financial component, a strategic component and, with respect to Named Executive Officers at the Senior Vice President level, a personal component, as set forth in the table below. If the EBITDA for the performance period did not reach the threshold amount determined, no amounts would be payable with respect to the plan. If the EBITDA for the performance period exceeded the threshold amount, and the other financial metrics were met, an amount would be payable based upon a sliding scale between 85% and 140% of participant’s targeted amounts with respect to the financial metrics. The strategic goals are achieved on an “all-or-nothing” basis, with such achievement determined at the discretion of the Compensation and Executive Development Committee. The target amounts are divided evenly between the two performance periods such that 50% of each targeted amount is attributable to each performance period.

First Half 2013
Components	Performance Goals	Actual Performance
Financial	EBITDA of $10.3 million (threshold) EBITDA of $13.8 million (maximum)	Achieved at threshold level
	G&A expense target (excluding bonus and other one-time expenses) of $18.3 million or less	Achieved
	Positive Comparable Company Same Store Sales	Achieved
Strategic	Store of the Future — Expanded number of units and platforms	Achieved
	Operational Improvements at the store level to drive profit margin	Not Achieved
	Retail Growth Platform — increase number of units	Not Achieved
	Organization Redesign	Achieved
Personal	Ms. Washington and Mr. Beeson	Achieved

In the first performance period, the EBITDA goal exceeded the threshold amount and the other financial components were met, providing for payment with respect to the financial objectives. However, with respect to the Company strategic objectives, some but not all of the strategic goals were achieved, so no amounts were payable with respect to the strategic goals. Based upon the Company’s payment with respect to financial objectives but no payment with respect to strategic objectives (and achievement of personal objectives for executives where applicable), bonus payouts for the period ranged from 45% to 46% of overall target for executives, with the Compensation and Executive Development Committee approving a $1.1M payout to be distributed to the participants of the Management Incentive Plan. From this amount, Mr. White was paid an amount based upon achievement of 45% of the target bonus and the other Named Executive Officers were paid amounts based upon achievements of 45 – 46% of their target bonus. The achievement percentages based upon the amount of bonus paid to the participant divided by the product of the target award percentage, the base salary of the participant attributable to the performance period and the applicable weighing of the objectives with respect to such participant. See the 2013 Summary Compensation Table for payouts under our Management Incentive Plan to all Named Executive Officers.

Second Performance Period

The guidelines approved by the Compensation and Executive Development Committee for the second performance period consisted of a financial component, a strategic component and, with respect to Named Executive Officers at the Senior Vice President level, a personal component, as set forth in the table below. As with the first performance period, if the EBITDA for the performance period did not reach the threshold amount determined, no amounts would be payable with respect to the plan. If the EBITDA for the performance period exceeded the threshold amount, and the other financial metrics were met, an amount would be payable based upon a sliding scale between 85% and 140% of participant’s targeted amounts with respect to the financial metrics. The strategic goals are achieved on an “all-or-nothing” basis, with such achievement determined at the discretion of the Compensation and Executive Development Committee. The target amounts are divided evenly between the two performance periods such that 50% of each targeted amount is attributable to each performance period.

Second Half 2013
Components	Performance Goals	Actual Performance
Financial	EBITDA of $6.7 million (threshold) EBITDA of $8.9 million (maximum)	Not Achieved
	G&A expense target (excluding bonus and other one-time expenses) of $18.3 million or less	Achieved
	Positive Comparable Company Same Store Sales	Not Achieved
Strategic	Store of the Future — Expanded number of units and platforms	Not Achieved
	Operational Improvements at the store level to drive profit margin	Not Achieved
Personal	Goals for Ms. Washington and Mr. Beeson	Achieved

In the second performance period, no bonus was deemed payable under the plan regardless of achievement of some of the financial and personal (where applicable) objectives, since the EBITDA threshold was not achieved at the threshold level with respect to the period. See the 2013 Summary Compensation Table for payouts under our Management Incentive Plan to all Named Executive Officers.

First and Second Half Combined

For Fiscal 2013, the total bonus payments to Named Executive Officers in the aggregate (combining the first and second performance periods) ranged from 21% to 23% of their respective annual performance bonus targets. See the 2013 Summary Compensation Table for payouts under our Management Incentive Plan to all Named Executive Officers.

Equity Based Incentive Compensation

The Compensation and Executive Development Committee generally considers a range of factors in setting the size of equity grants to Named Executive Officers, including assessments of individual performance, the potential contribution that each Named Executive Officer could be expected to make in the future, the Named Executive Officer’s targeted total direct compensation, previous grants to such Named Executive Officer, and the size of awards and total compensation provided to others holding similar positions at companies included in our executive compensation peer group.

The Compensation and Executive Development Committee individually approves all equity awards to our officers at or above the vice president level. The Equity Award Committee, comprised of members of our management team, has been delegated the authority by the Board of Directors to approve equity grants below the vice president level. The Board of Directors or the Compensation and Executive Development Committee has the right to suspend the ability of the Equity Award Committee to award equity grants for any reason at any time.

Fiscal 2013 Equity Grants

As a part of our focus on competitive pay practices, retention and long-term goals, our 2013 equity compensation program for executive officers consisted of 50% performance-based RSUs and 50% time-vested RSUs. The Compensation and Executive Development Committee believes that this combination strikes an appropriate balance between creating a long-term retention incentive for our executives and establishing performance goals that further align the executives’ interests with the Company’s business objectives for that year and with increasing stockholder value. This has been the mix since 2012. Prior to 2012, we granted a mix between stock options and time-vested RSUs.

In August 2013, we granted our Named Executive Officers performance-based RSUs based on our relative TSR compared against the Yahoo Finance Restaurant Group Index plus Starbucks and Panera. There are 59 companies in this peer group. The shares are earned based on relative TSR performance over a one-year, two-year, and three-year performance period, with payouts in shares, if any, made at the end of each performance period. As shown in the payout schedule below, target payouts are earned for achieving 55th percentile performance of the peer group, and the payout will be capped at target in the event that TSR is negative during any one performance period:

	Relative TSR Performance	Payout as a Percent of Target
Maximum	≥ 75th Percentile	150%
Target	55th Percentile	100%
Threshold	35th Percentile	50%
Below Threshold	< 35th Percentile	0%

Fiscal 2012 Equity Grants

In 2012, we granted performance shares that had two performance periods. The first performance period covered the 2nd half of 2012 and the other performance period covered the 1st half 2013. Performance goals related to each period were based on consolidated adjusted EBITDA. The consolidated adjusted EBITDA goal for the second half of 2012 was $5.0 million; actual performance was $5.8 million. The consolidated adjusted EBITDA goal for the first half of 2013 was $12.5 million; actual performance was $13.1 million. Since the

Company achieved the consolidated adjusted EBITDA goals for each performance period, the 2012 performance-based RSUs were earned and will vest in equal amounts over three years starting on August 22, 2012.

Equity Grant Policy

Pursuant to our equity grant policy, all equity grants are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The exercise price of stock options is the closing or last quoted price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures.

All grants issued after June 2013 were made under the 2013 Equity Incentive Plan (the “2013 Equity Plan”), which authorizes both equity and cash-based grants to all employees, including the Name Executive Officers, consultants and non-employee directors. All grants prior to June 2013 were made under our 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”), which authorized grants to all employees, including the Name Executive Officers, consultants and non-employee directors.

Prior to 2012, annual grants to the Named Executive Officers were made in November of each year. The Compensation and Executive Development Committee decided to move the annual equity grants for executives to the third quarter of each fiscal year because it was more aligned with mid-year performance evaluations. Interim or “off cycle” equity awards are made to newly hired team members as “initial grants”, promotional grants for those taking on significant additional responsibilities or other team members when circumstances warrant it, and are made effective on a fixed quarterly schedule.

In addition to our annual equity program, stock options may be granted in new hire situations. These grants typically vest in 25% annual increments over four years and have a ten-year term. None of the Named Executives Officers received stock options in 2013.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same terms as other employees, except that the executive officers did not participate in the employer match under our 401(k) plan in Fiscal 2013. We do not provide tax gross-ups of any perquisites.

Severance and Change in Control Arrangements

In 2013 we adopted an Executive Retention and Severance Plan (the “Severance Plan”) for persons holding the title of Executive Vice President or Senior Vice President and for certain other key employees of the Company who may be designated by the Compensation and Executive Development Committee from time to time as eligible to participate in the Severance Plan (each a “Participant,” and collectively, the “Participants”). The Severance Plan superseded all prior arrangements with such Participants relating to severance. The Severance Plan and, with respect to our Chief Executive Officer, his employment agreement, provide for severance payments to the Participant upon such Participant’s (of Chief Executive Officer’s) termination of employment without cause or resignation for good reason, as well as upon a qualifying termination following a change in control of the Company, each as more fully described below in the section entitled “Potential Payments upon Termination or Change in Control.” The Compensation and Executive Development Committee believes that providing our executives with specified benefits in the event of a termination of employment by the Company without “cause” or in the event of a “constructive termination” is consistent with competitive practices, helps us retain executives and maintain leadership stability. In addition, the Compensation and Executive Development Committee believes that adopting uniform terms, as reflected in the Severance Plan, helps to ensure that our executives are treated fairly and consistently.

The Compensation and Executive Development Committee further believes that the occurrence, or potential occurrence, of a change in control may create uncertainty for our executives and other key employees. The “double trigger” provisions in the Severance Plan are designed to help retain our employees and maintain a stable work environment leading up to and during changes in control by providing employees certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.

Furthermore, the Severance Plan does not provide tax gross-ups for potential excise or other taxes on any benefits that are paid.

In October 2013, Bruce Schroder, our Executive Vice President and Chief Operating Officer, was terminated from the Company, triggering payments payable to him by the Company under the Severance Plan. See the section entitled “Potential Payments upon Termination or Change in Control.”

Management Stock Ownership Guidelines

In 2013, we adopted Management Stock Ownership Guidelines to further align the interests of members of senior management with the interests of our stockholders and to encourage management ownership of our common stock. These guidelines require our senior executives to acquire and maintain a minimum number of shares of our common stock, with such minimum number based upon a multiple of such senior executive’s annual base salary (with share value based upon the greater of the current stock price or the price at which the shares were acquired). Stock options are not counted for purposes of calculating the number of shares held. The minimum number of shares is based upon the executive’s position as follows:

•	3x salary for our Chief Executive Officer;
•	2x salary for our Executive Vice Presidents, Chief Financial Officer/Chief Administrative Officer and Chief Operating Officer; and
•	1x salary for Senior Vice Presidents.

There is no time limitation towards achieving the minimum number of shares required. However, until such minimum number of shares is held, 50% of all future equity grants (calculated on the basis of net after tax shares) are to be retained.

Restrictions on Transactions in our Securities

Under our Insider Trading Policy, our officers, directors and employees are not permitted to purchase or sell our securities short or buy or sell puts, calls or other derivative instruments relating to our Common Stock.

Analysis of Risk Relating to Our Compensation Programs

Appropriately incentivizing behaviors which support the best interests of the Company and its stockholders is an essential part of the compensation-setting process. The Company believes that risk-taking is necessary for continued innovation and growth, but that risks should be encouraged within parameters that are appropriate for the long-term health and sustainability of the business. At the direction of the Compensation and Executive Development Committee, our benefits committee (comprised of Company management), evaluates the merits of its compensation programs through a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s executives and employees below the executive level, including the following:

•	Annual cash incentive awards and long-term incentive awards granted to executives are tied primarily to corporate performance goals and strategic performance objectives. These metrics encourage performance that supports the business as a whole.
•	The executive annual cash incentive awards include a maximum payout opportunity.
•	Our executives are expected to meet stock ownership guidelines in order to align the executives’ interests with those of our stockholders.
•	Our annual equity awards to executives are comprised of 50% performance-based awards, to further align pay with Company performance.
•	The Company’s pay philosophy provides an effective balance in the mix of cash and equity, short- and longer-term performance periods, financial and non-financial performance, and allows for the committee’s discretion.
•	We maintain policies to mitigate compensation-related risk such as an insider trading policy, prohibition against hedging Company securities, an independent compensation committee, and engagement of an outside compensation consultant.

The benefits committee discussed its risk review with Frederic W. Cook and reported to the Compensation and Executive Development Committee. Based on this review, both for our executive officers and all other employees, the benefits committee concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, and the Compensation and Executive Development Committee reviewed and approved this conclusion.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in determining the mix of elements of executive compensation. Under Section 162(m) of the Code, named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes. Performance-based compensation is exempt from the deduction limit, however, if certain requirements are met. We believe that the gains realized at the time of exercise of nonqualified stock options granted under the terms of our stockholder-approved stock plan are fully deductible in accordance with Section 162(m). In addition, the Compensation and Executive Development Committee generally structures performance-based grants of RSUs and annual bonuses payable under our non-equity incentive plan with the intent that they qualify for deductibility in accordance with Section 162(m). Salaries and time-based vesting RSUs do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation and Executive Development Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation but reserves the right to provide for compensation to executive officers that may not be fully deductible when it believes that other considerations outweigh the tax deductibility of the compensation.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

David A. Pace, Chairman
Richard L. Federico
Andrew R. Heyer
Brian Swette

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated persons serving as executive officers at December 31, 2013 (our “Named Executive Officers”):

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus Earned for Fiscal Year ($)(2)	Stock Awards (time based) ($)(3)	Stock Awards (performance based) ($)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
James D. White President and Chief Executive Officer	2013	599,038	—	283,290	251,580	—-	133,875	682	1,268,465
	2012	566,346	28,750	508,000	—	—	531,875	682	1,635,653
	2011	550,000	—	—	—	93,870	386,438	315	1,030,623
Karen L. Luey Executive Vice President, Chief Financial & Administrative Officer	2013	351,077	—	134,900	119,800	—-	51,051	501	657,329
	2012	328,000	23,780	203,200	—	—	148,502	480	703,962
	2011	319,000	—	—	—	66,768	131,938	287	517,993
Bruce Schroder Executive Vice President, Chief Operating Officer(7)	2013	286,549	—	104,548	92,845	—	46,990	477	531,409
	2012	300,000	15,500	177,800	—	—	139,500	457	633,257
	2011	287,500	—	—	—	66,768	124,425	259	478,952
Julie S. Washington Sr. Vice President, Chief Brand Officer	2013	299,423	—	47,215	41,931	—	34,425	456	423,450
	2012	283,846	26,140	76,200	—	53,750	107,160	444	547,540
	2011	257,500	—	—	—	41,363	80,550	232	379,645
Chris Beeson Sr. Vice President, Operations(8)	2013	221,915	—	40,470	35,940	—-	24,705	359	323,389
	2012	208,077	9,200	63,500	—	—	75,600	390	356,767
	2011	176,500	—	—-	—	32,200	59,700	369	268,769

(1)	Reflects salaries paid for the respective fiscal year.
(2)	Reflects discretionary bonuses paid in cash for the respective fiscal year.
(3)	Represents the aggregate fair market value of stock options and restricted stock units calculated in accordance with the fair value method. The grant date fair value of options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Option valuation models, including Black-Scholes, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the zero coupon U.S. Treasury rates appropriate for the expected term of the award. We apply the guidance provided by the SEC Staff Accounting Bulletin No. 110 to determine expected life. Expected dividends are zero based on our history of not paying cash dividends on the Company’s common stock. For Fiscal Years 2013 and 2012, expected volatility is based on historic daily stock price observations of the Company's common stock since its inception. For Fiscal Year 2011, expected volatility is based on a 75/25 blend of historic daily stock price observations of the Company’s common stock since its inception and historic daily stock price observations of the Company’s peers during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models or assumptions. The fair value of restricted stock units is based on the Company’s closing stock price on the date of grant. See the grant date fair value table below for the assumptions used to calculate the grant date fair value of option grants reported for fiscal years 2013, 2012, and 2011 on a grant by grant basis.

(4)	The fair value of the restricted stock units is based upon a Monte Carlo calculation assuming the Company achieves TSR measurement and will vest and become exercisable in equal installments in fiscal years 2014, 2015 and 2016. The value of the awards at the grant date assuming that the highest level of performance conditions will be achieved is as follows:

Name and Principal Position	Year	Stock Awards (performance based) (#)	Grant Date Fair Value per share ($)	Total Grant Value ($)
James D. White	2013	21,000	13.49	283,290
Karen L. Luey	2013	10,000	13.49	134,900
Bruce Schroder	2013	7,750	13.49	104,548
Julie S. Washington	2013	3,500	13.49	47,215
Chris Beeson	2013	3,000	13.49	40,470
(5)	Reflects annual incentive bonus awards earned for the respective fiscal year.
(6)	See the “All Other Compensation” table below for additional information.
(7)	Mr. Schroder resigned from the Company on October 7, 2013. The amount reflected for 2013 includes amounts paid to Mr. Schroder after October 7, 2013 and through December 31, 2013 under the Severance Plan.
(8)	Mr. Beeson became a Named Executive Officer in 2013, but was not a Named Executive Officer in previous years.

Grant Date Fair Value Table

The following table describes the assumptions used to calculate the grant date fair value of equity grants reported for fiscal years 2013, 2012, and 2011 on a grant by grant basis.

Name	Grant date	Options granted	RSUs granted	Exercise Price ($)	Closing price on grant date ($)	Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value per Share ($)
James D. White	8/8/2013	—	21,000	—	13.49	—	—	—	—	13.49
	8/8/2013 (year 1)	—	7,000	—	13.49	—	—	—	—	10.65
	8/8/2013 (year 2)	—	7,000	—	13.49	—	—	—	—	13.23
	8/8/2013 (year 3)	—	7,000	—	13.49	—	—	—	—	12.06
	8/6/2012	—	20,000	—	12.70	—	—	—	—	12.70
	8/6/2012	—	20,000	—	12.70	—	—	—	—	12.70
	11/14/2011	20,000	—	8.05	8.05	0.6326	6.25	0.91	—	4.70
	3/15/2011	—	12,754	—	10.35	—	—	—	—	10.35
Karen L. Luey	8/8/2013	—	10,000	—	13.49	—	—	—	—	13.49
	8/8/2013 (year 1)	—	3,333	—	13.49	—	—	—	—	10.65
	8/8/2013 (year 2)	—	3,333	—	13.49	—	—	—	—	13.23
	8/8/2013 (year 3)	—	3,334	—	13.49	—	—	—	—	12.06
	8/6/2012	—	8,000	—	12.70	—	—	—	—	12.70
	8/6/2012	—	8,000	—	12.70	—	—	—	—	12.70
	11/14/2011	8,600	—	8.05	8.05	0.6326	6.25	0.91	—	4.70
	5/26/2011	4,000	—	11.05	11.05	0.6381	6.25	1.72	—	6.60
Bruce Schroder	8/8/2013	—	7,750	—	13.49	—	—	—	—	13.49
	8/8/2013 (year 1)	—	2,583	—	13.49	—	—	—	—	10.65
	8/8/2013 (year 2)	—	2,583	—	13.49	—	—	—	—	13.23
	8/8/2013 (year 3)	—	2,584	—	13.49	—	—	—	—	12.06
	8/6/2012	—	7,000	—	12.70	—	—	—	—	12.70
	8/6/2012	—	7,000	—	12.70	—	—	—	—	12.70
	11/14/2011	8,600	—	8.05	8.05	0.6326	6.25	0.91	—	4.70
	5/26/2011	4,000	—	11.05	11.05	0.6381	6.25	1.72	—	6.60
Julie S. Washington	8/8/2013	—	3,500	—	13.49	—	—	—	—	13.49
	8/8/2013 (year 1)	—	1,166	—	13.49	—	—	—	—	10.65
	8/8/2013 (year 2)	—	1,167	—	13.49	—	—	—	—	13.23
	8/8/2013 (year 3)	—	1,167	—	13.49	—	—	—	—	12.06
	8/6/2012	—	3,000	—	12.70	—	—	—	—	12.70
	8/6/2012	—	3,000	—	12.70	—	—	—	—	12.70
	3/12/2012	5,000	—	10.75	10.75	0.6926	6.25	0.92	—	6.70
	11/14/2011	6,000	—	8.05	8.05	0.6326	6.25	0.91	—	4.70
	5/26/2011	2,000	—	11.05	11.05	0.6381	6.25	1.72	—	6.60
	3/15/2011	1,855	—	—	10.35	—	—	—	—	10.35

Name	Grant date	Options granted	RSUs granted	Exercise Price ($)	Closing price on grant date ($)	Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value per Share ($)
Chris Beeson	8/8/2013	—	3,000	—	13.49	—	—	—	—	13.49
	8/8/2013 (year 1)	—	1,000	—	13.49	—	—	—	—	10.65
	8/8/2013 (year 2)	—	1,000	—	13.49	—	—	—	—	13.23
	8/8/2013 (year 3)	—	1,000	—	13.49	—	—	—	—	12.06
	8/6/2012	—	2,500	—	12.70	—	—	—	—	12.70
	8/6/2012	—	2,500	—	12.70	—	—	—	—	12.70
	3/12/2012	2,000	—	10.75	10.75	0.6926	6.25	0.92	—	6.70
	11/14/2011	4,000	—	8.05	8.05	0.6326	6.25	0.91	—	4.70
	3/15/2011	—	1,159	—	10.35	—	—	—	—	$10.35

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums ($)(1)	Relocation Expenses ($)	Tax Payments ($)	Company Contribution to 401(k) Plan ($)(2)	Total ($)
James D. White	682	—	—	—	682
Karen L. Luey	501	—	—	—	501
Bruce Schroder	477	—	—	—	477
Julie S. Washington	456	—	—	—	456
Chris Beeson	359	—	—	—	359

(1)	Reflects premiums paid on group term life insurance benefits and long term disability benefits.
(2)	No Company contribution to the 401(k) Plan were made to the Named Executive Officers in Fiscal 2013.

Grants of Plan-Based Awards at 2013 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended December 31, 2013 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: # of share of stock or units(3) (#)	All other option awards: # of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James D. White	10/29/2012	255,000	300,000	420,000	—	—	—	—	—	—	—
	5/13/2013	255,000	300,000	420,000	—	—	—	—	—	—	—
	8/8/2013	—	—	—	—	21,000	—	—	—	—	251,646
	8/8/2013	—	—	—	—	—	—	21,000	—	—	283,290
Karen L. Luey	10/29/2012	97,240	114,400	160,160	—	—	—	—	—	—	—
	5/13/2013	97,240	114,400	160,160	—	—	—	—	—	—	—
	8/8/2013	—	—	—	—	10,000	—	—	—	—	119,831
	8/8/2013	—	—	—	—	—	—	10,000	—	—	134,900
Julie S. Washington	10/29/2012	63,750	75,000	105,000	—	—	—	—	—	—	—
	5/13/2013	63,750	75,000	105,000	—	—	—	—	—	—	—
	8/8/2013	—	—	—	—	3,500	—	—	—	—	41,941
	8/8/2013	—	—	—	—	—	—	3,500	—	—	47,215
Chris Beeson	10/29/2012	54,188	63,750	89,250	—	—	—	—	—	—	—
	5/13/2013	54,188	63,750	89,250	—	—	—	—	—	—	—
	8/8/2013	—	—	—	—	3,000	—	—	—	—	35,949
	8/8/2013	—	—	—	—	—	—	3,000	—	—	40,470
Bruce Schroder	10/29/2012	89,505	105,300	147,420	—	—	—	—	—	—	—
	5/13/2013	89,505	105,300	147,420	—	—	—	—	—	—	—
	8/8/2013	—	—	—	—	7,750	—	—	—	—	92,869
	8/8/2013	—	—	—	—	—	—	7,750	—	—	104,548

(1)	These columns show the threshold, target and maximum potential payout under the Management Incentive Plan for each of the Named Executive Officers. The target payouts and maximum payouts listed represent the target and maximum amounts payable based on the Fiscal 2013 target metrics described above in the Section entitled “Compensation Discussion and Analysis,” taking into account the base salaries paid to each of the Named Executive Officers as of December 31, 2013, the last day of Fiscal 2013. Actual payouts under the Management Incentive Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “2013 Summary Compensation Table.” Mr. White’s target is determined in accordance with his employment agreement, and the targets for the other Named Executive Officers are determined by the Compensation and Executive Development Committee.
(2)	Represent grants of restricted stock unit awards made to participants in the Company’s 2013 Equity Plan. The grants are performance-based grants and will vest in on August 8, 2014, August 8, 2015 and August 8, 2016 if the Company achieves TSR Performance Share Calculation.
(3)	Represents grants of restricted stock unit awards made to participants in the Company’s 2013 Equity Plan. The grants are time-based grants and will vest in equal annual installments over three years.
(4)	This amount reflects the grant date fair value of the awards granted in Fiscal 2013. The calculation of grant date fair value is explained in Footnote 3 to the 2013 Summary Compensation Table, above. A Monte Carlo calculation for TSR was used for the performance-based grants. Time-based grants were valued based on grant price.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information with respect to the number and value of all unexercised options or unvested portions of restricted stock units previously awarded to our Named Executive Officers as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James D. White	298,000	—		3.00	12/2/2018	—		—	—		—
	11,250	3,750	(3)	11.10	11/12/2020	—		—	—		—
	10,000	10,000	(4)	8.05	11/14/2021	—		—	—		—
	—	—		—	—	13,333	(5)	165,733	—		—
	—	—		—	—	13,333	(6)	165,733	—		—
	—	—		—	—	21,000	(7)	261,030	—		—
	—	—		—	—	—		—	21,000	(8)	261,030
Karen L. Luey	6,000	—		47.55	6/14/2017	—		—	—		—
	2,400	—		22.40	12/7/2017	—		—	—		—
	11,524	—		6.55	9/3/2018	—		—	—		—
	15,964	—		6.55	9/3/2018	—		—	—		—
	8,000	—		8.95	11/16/2019	—		—	—		—
	6,000	2,000	(9)	11.35	6/1/2020	—		—	—		—
	6,000	2,000	(10)	11.10	11/12/2020	—		—	—		—
	2,000	2,000	(11)	11.05	5/26/2021	—		—	—		—
	4,300	4,300	(4)	8.05	11/14/2021	—		—	—		—
	—	—		—	—	5,333	(5)	66,293	—		—
	—	—		—	—	5,333	(6)	66,293	—		—
	—	—		—	—	10,000	(7)	124,300	—		—
	—	—		—	—	—		—	10,000	(8)	124,300
Julie S. Washington	6,000	2,000	(9)	11.35	6/1/2020	—		—	—		—
	5,250	1,750	(3)	11.10	11/12/2020	—		—	—		—
	1,000	1,000	(10)	11.05	5/26/2021	—		—	—		—
	3,000	3,000	(4)	8.05	11/14/2021	—		—	—		—
	1,250	3,750	(11)	10.75	3/12/2022	—		—	—		—
	—	—		—	—	2,000	(5)	24,860	—		—
	—	—		—	—	2,000	(6)	24,860	—		—
	—	—		—	—	3,500	(7)	43,505	—		—
	—	—		—	—	—		—	3,500	(8)	43,505
Chris Beeson	900	—		56.80	11/29/2016	—		—	—		—
	256	—		25.45	11/28/2016	—		—	—		—
	500	—		10.95	3/18/2018	—		—	—		—
	2,960	—		6.55	9/3/2018	—		—	—		—
	800	—		8.95	11/16/2019	—		—	—		—
	1,125	375	(9)	11.35	6/1/2020	—		—	—		—
	2,250	750	(3)	11.10	11/12/2020	—		—	—		—
	2,000	2,000	(4)	8.05	11/14/2021	—		—	—		—
	500	1,500	(11)	10.75	3/12/2022	—		—	—		—
	—	—		—	—	1,667	(5)	20,717	—		—
	—	—		—	—	1,667	(6)	20,717	—		—
	—	—		—	—	3,000	(7)	37,290	—		—
	—	—		—	—	—		—	3,000	(8)	37,290
Bruce Schroder	—	—		—	—	—		—	—		—

(1)	Reflects options and restricted stock units granted under the 2006 Stock Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Market values have been estimated using a price per share of $12.43, which was the closing price of our common stock on the last trading day of Fiscal 2013.
(3)	Vesting on these options to purchase Common Stock commenced on November 12, 2010 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments November 12, 2011, November 12, 2012, November 12, 2013 and November 12, 2014.
(4)	Vesting on these options to purchase Common Stock commenced on November 3, 2011, and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on November 3, 2012, November 3, 2013, November 3, 2014 and November 3, 2015.
(5)	Vesting on these restricted stock unit awards commenced on August 22, 2012 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on August 22, 2013, August 22, 2014, and August 22, 2015.
(6)	Vesting on these performance-based restricted stock unit awards commenced on August 22, 2012 and, assuming that the Company achieves predetermined adjusted EBITDA targets for the second half of Fiscal 2012 and for the first half of Fiscal 2013, will vest and become exercisable in equal installments on August 22, 2013 and August 22, 2014.
(7)	Vesting on these restricted stock unit awards commenced on August 8, 2013 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on August 8, 2014, August 8, 2015, and August 8, 2016.
(8)	Vesting on these performance-based restricted stock unit awards commenced on August 8, 2013 and, assuming that the Company achieves TSR measurement against a select restaurant peer group for each year, will vest and become exercisable in equal installments on August 8, 2014, August 8, 2015, and August 8, 2016.
(9)	Vesting on these options to purchase Common Stock commenced on June 1, 2010 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on June 1, 2011, June 1, 2012, June 1, 2013 and June 1, 2014.
(10)	Vesting on these options to purchase Common Stock commenced on May 26, 2011, and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on May 26, 2012, May 26, 2013, May 26, 2014 and May 26, 2015.
(11)	Vesting on these options to purchase Common Stock commenced on January 11, 2012, and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on January 11, 2013, and, January 11, 2014.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED DURING
THE FISCAL YEAR ENDED DECEMBER 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James D. White	2,000	24,800	13,333	178,533
Karen L. Luey	—	—	5,333	71,413
Chris Beeson	—	—	1,167	26,780
Julie S. Washington	—	—	2,000	22,317
Bruce Schroder	19,400	19,432	4,667	62,487

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised. No options to purchase our Common Stock were exercised by our Named Executive Officers in Fiscal 2013.
(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

In 2013 we adopted the Severance Plan for the benefit of employees of the Company holding the title of Executive Vice President or Senior Vice President and for certain other key employees of the Company who may be designated by the Compensation and Executive Development Committee from time to time as eligible to participate in the Severance Plan (each a “Participant,” and collectively, the “Participants”). The Compensation and Executive Development Committee decided to adopt the Severance Plan to provide Participants with specified compensation and benefits in a uniform and consistent manner as between Executive Vice Presidents and as between Senior Vice Presidents and other Participants in the event of a termination of employment under circumstances specified therein. Each of the current Executive Vice Presidents and Senior Vice Presidents has entered into a Severance Plan participation agreement which supersedes all prior arrangements and understandings regarding the subject matter of the Severance Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the effective date of the Severance Plan and/or the date of the participation agreement), and shall be the exclusive agreement for the determination of any payments and benefits due to such employee.

Pursuant to the Severance Plan, in the event that a Participant is terminated without cause or resigns for good reason in the absence of a change of control, such participant will be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 125% (Executive Vice Presidents) or 100% (in the case of Senior Vice Presidents and other Participants) of such Participant’s annual base salary rate in effect as of the date of termination;
•	all incentive bonuses earned by participant duing the period immediately preceding the performance period in which the Participant’s employment terminates;
•	the Participant’s pro rata bonus amount as of the date of termination for incentive bonuses earned during the current performance period; and
•	continuation of health coverage for twelve (12) months.

Pursuant to the Severance Plan, in the event that the Participant is terminated without cause or resigns for good reason within eighteen (18) months following a change in control (as such term is defined in the Severance Plan), such Participant will be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 125% (Executive Vice Presidents) or 100% (in the case of Senior Vice Presidents and other Participants) of such Participant’s annual base salary rate in effect as of the date of termination;
•	all incentive bonuses earned by Participant during the period immediately preceding the performance period in which the Participant’s employment terminates;
•	a bonus payment equal to 100% of the Participant’s target bonus for the performance period;
•	continuation of health coverage for twelve (12) months; and
•	100% accelerated vesting of all unvested equity awards granted on or after the effective date of the Severance Plan.

Other than as set forth in the Severance Plan, all payments under the Severance Plan are designed to be paid in accordance with the Company’s standard procedures, including applicable tax withholding, and are subject to compliance with Section 409A of the Code. Among other conditions, the Participant must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan.

In connection with Mr. White’s appointment as President and Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company, entered into a three year employment agreement with Mr. White dated November 17, 2008, which automatically renews for subsequent two-year terms upon expiration of the then current term. The current term of the agreement is through December 1, 2015. In the event Mr. White is terminated without cause or resigns for good reason independent of a change of control (as such term is defined in Mr. White’s employment agreement), he will be entitled to receive certain compensation and benefits from the Company, including the following:

•	one year of his base salary then in effect on the date of termination;
•	the average annual cash bonus paid to him for the most recent three years of employment;
•	continuation of health coverage for twelve (12) months; and
•	one year of accelerated vesting of any unvested stock options.

In the event Mr. White is terminated without cause or resigns for good reason within twelve (12) months of a change in control, he will be entitled to receive certain compensation and benefits from the Company, including the following:

•	eighteen months (18) of his base salary then in effect on the date of termination;
•	a payment equal to one and one-half times the annual target bonus based on the most recent target bonus paid to him;
•	continuation of health coverage for eighteen (18) months; and
•	one year of accelerated vesting of any unvested stock options.

The exact definitions of “cause,” “good reason” “involuntary termination” and “change of control” or “change in control” are defined in the Severance Plan and Mr. White’s employment agreement, as applicable.

The following table presents our estimate of the dollar value of the payments and benefits payable to our Named Executive Officers upon the occurrence of a termination without cause or resignation for good reason under the circumstances noted above, assuming that such event occurred on December 31, 2013, the last day of Fiscal 2013. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance		Equity Acceleration(1)	COBRA Premium(2)
Current officers:
James D. White	$950,729	(3)	$26,888	$18,045
Karen L. Luey	$440,000	(4)	—	$18,045
Chris Beeson	$255,000	(5)	—	$7,118
Julie S. Washington	$300,000	(5)	—	$18,045

(1)	No officer other than Mr. White is entitled to acceleration of vesting not in connection with a change in control.
(2)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(3)	Includes one year’s base salary and includes a payment equal to the average annual cash bonus paid to Mr. White for the most recent three years of employment.
(4)	Reflects 125% of annual base salary for Executive Vice President and pro rata bonus through date of termination.
(5)	Reflects 100% of annual base salary for Senior Vice President and pro rata bonus through date of termination.

The following table presents our estimate of the dollar value of the payments and benefits payable to our Named Executive Officers upon the occurrence of a termination without cause or resignation for good reason in connection with a change of control under the circumstances noted above, assuming that such event occurred on December 31, 2013, the last day of Fiscal 2013. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance		Equity Acceleration(1)	COBRA Premium(2)
Current officers:
James D. White	$1,800,000	(3)	$26,888	$27,067
Karen L. Luey	$554,400	(4)	$407,601	$18,045
Chris Beeson	$318,750	(5)	$128,696	$7,118
Julie S. Washington	$375,000	(5)	$162,038	$18,045

(1)	Calculated based on the assumption that triggering event takes place on December 31, 2013, the last trading day of Fiscal 2013. Reflects the value of accelerated vesting of outstanding equity awards based on the fair market value of $12.43 per share as of the last trading day of Fiscal 2013. Acceleration of outstanding equity awards with an exercise price above $12.43 per share is not reflected.
(2)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(3)	Includes eighteen (18) months of base salary and a payment equal to one and one-half times the most recent annual target bonus paid to Mr. White.
(4)	Includes 125% of annual base salary for Executive Vice President and 100% of incentive bonuses for Fiscal 2013.
(5)	Includes 100% of annual base salary for Senior Vice President and 100% of incentive bonuses for Fiscal 2013.

On October 7, 2013, Bruce Schroder resigned as our Executive Vice President and Chief Operating Officer. In connection with his resignation, on October 22, 2013, we entered into our standard form of Separation Agreement and Release with Mr. Schroder under which Mr. Schroder was entitled to severance benefits under the Severance Plan. Subsequently, on January 20, 2014, as a result of Mr. Schroder agreeing to employment with another company, we entered into a Supplement to the Separation Agreement and Release (the “Supplement”) with Mr. Schroder pursuant to which we agreed to pay Mr. Schroeder a lump sum payment of $81,000, equal to the amount of severance which otherwise would have been due to Mr. Schroder under the Severance Plan, and to reimburse Mr. Schroder for continued COBRA coverage through no later than March 1, 2014, in consideration of Mr. Schroder’s agreement he was no longer entitled to any additional severance benefits under the Severance Plan and his granting of a release of all claims in favor of the Company.

Change in Control Arrangements in our Equity Compensation Plans

The Compensation and Executive Development Committee may, in its discretion, provide in the grant of any award under the 2013 Equity Plan for the acceleration of exercisability, vesting and/or settlement in connection with a change in control (as defined in the 2013 Equity Plan).

Pursuant to the terms of the 2013 Equity Plan, if a change in control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant in the 2013 Equity Plan, either assume or continue the Company’s rights and obligations under outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Compensation and Executive Development Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the change in control, its holder is given the right to receive the same consideration that a stockholder would receive as a result of the change in control. In general, any awards which are not assumed, substituted for or otherwise continued in connection with a change in control or exercised or settled prior to the Change in Control will terminate effective as of the time of the change in control. Subject to the restrictions of Section 409A of the Code, the Compensation and Executive Development Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2013 Equity Plan also authorizes the Compensation and Executive Development Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a change in control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Compensation and Executive Development Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

Pursuant to the 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a corporate transaction (as defined therein). Should a corporate transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•	make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;
•	upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or
•	terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with its merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;
•	a merger or consolidation in which the Company is not the surviving corporation;
•	a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or
•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during Fiscal 2013 by each individual who served as a non-employee director at any time during Fiscal 2013. Mr. White, our President and Chief Executive Officer, also serves on our Board of Directors but does not receive any additional compensation for providing such services since he is also an employee.

2013 DIRECTOR COMPENSATION

Name	Board Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
Lorna Donatone(3)	4,945	—		4,945
Michael Depatie	60,000	38,895		98,895
Richard L. Federico	70,000	38,895		108,895
Andrew R. Heyer	60,000	38,895		98,895
Lesley H. Howe	100,000	38,895		138,895
Marvin Igelman	60,000	38,895		98,895
David A. Pace	60,000	38,895		98,895
Brian Swette	40,000	68,878	(4)	108,878
Fritzi Woods(5)	52,500	63,740		116,240

(1)	Fees earned are based on membership on the Board and participation in Board or committee chairmanship positions.
(2)	Represents the aggregate fair market value of stock grants and restricted stock units calculated in accordance with the fair value method. For more information on this calculation see Footnote 3 to the 2013 Summary Compensation Table above.
(3)	Represents compensation paid to Ms. Donatone for board services as of December 2, 2013.
(4)	Includes $29,983 attributable to a stock grant which Mr. Swette elected to receive in lieu of one-half of his respective Board member cash compensation.
(5)	Ms. Woods passed away on September 18, 2013. The Board of Directors approved compensation payments for each of the 3rd and 4th quarters of 2013 to be paid out on October 3, 2013 to Ms. Woods’ estate, in the amount of $30,000. In addition, the Board approved the acceleration of 3,000 outstanding RSUs.

Compensation of Directors

It is the general policy of the Board of Directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Stockholders. All Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith. The 2013 compensation for non-employee directors consisted of the following:

	Cash Compensation $(1)	Equity Compensation
Annual Retainer:
Board Member	60,000	(2)
Chairman of the Board (additional)	40,000	—
Lead Director (additional)	20,000	—
Audit Committee Chair (additional)	20,000	—
Compensation and Executive Development Committee Chair (additional)	10,000	—
Nominating and Corporate Governance Committee Chair (additional)	10,000	—

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders. Each director can elect, in lieu of one-half of their Board Member cash compensation, to take an equally valued stock grant.
(2)	Following the 2012 Annual Meeting until the 2013 Annual Meeting directors received an annual grant of 10,000 restricted stock units pursuant to the 2006 Stock Plan, which vested over a period of one year, at a rate of 25% per three-month period following the 2012 Annual Meeting. Effective following the 2013 Annual Meeting Date, the annual grant of restricted stock units increased to 4,000 restricted stock units (equivalent to 20,000 restricted stock units prior to the Company’s 1:5 reverse stock split). The restricted stock units are granted pursuant to the 2013 Equity Plan and vest over a period of one year, at a rate of 25% per three-month period, subject to continued service on the Board of Directors.

Other than as provided above, there were no other arrangements pursuant to which any director was compensated during the fiscal year ended December 31, 2013 for service as a director.

EQUITY COMPENSATION PLAN INFORMATION

On May 14, 2013, at its 2013 Annual Meeting of Stockholders, the Company’s stockholders, upon the recommendation of the Board of Directors, approved the Jamba, Inc. 2013 Equity Incentive Plan. The 2013 Equity Plan authorizes the Company to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards, cash-based awards and deferred compensation awards. The 2013 Equity Plan authorizes up to 3,145,122 shares (adjusted for the Reverse Stock Split). As of December 31, 2013, 1,755,306 shares remained available for grant under the 2013 Equity Plan and 31,369 shares remained available for grant under its 2006 Stock Plan. Options granted under the 2006 Stock Plan have an exercise price equal to the closing price of the Company’s common stock on the grant date. Options under the 2001 Plan and 1994 Plan were granted at an exercise price equal to or greater than the fair market value of the common stock at the date of the grant, are exercisable for up to 10 years, and vest annually over a four year period. Options outstanding under the 1994 Plan and the 2001 Plan became fully vested in 2010. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2013:

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options, (b)($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)(c)(3)
Equity compensation plans approved by stockholders	810,767	10.72	2,368,361
Equity compensation plans not approved by stockholders(2)	298,000	3.00	—
Total	1,108,767		2,368,361

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As of December 31, 2013, 17,044 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $43.01 per share.
(2)	Represents an option to purchase 300,000 shares of our Common Stock granted to Mr. White outside of the 2006 Stock Plan. The grant of this option did not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Nasdaq Listing Rule 5635(c)(4).
(3)	Includes 1,755,306 available for future issuance under the 2013 Equity Plan, 31,369 shares available for future issuance under 2006 Stock Plan, and 581,686 shares available for future issuance under the 2010 Employee Stock Purchase Plan.

PROPOSAL NO. 3

TO VOTE ON A NON-BINDING ADVISORY RESOLUTION REGARDING
EXECUTIVE COMPENSATION.

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The Board recognizes the importance of our stockholders’ opportunity for an advisory say-on-pay vote as a means of expressing views regarding the compensation practices and programs for our Named Executive Officers. Based upon the outcome of our 2011 say-on-pay frequency vote, the Company will hold an advisory say-on-pay vote every three years until the next say-on-pay frequency vote, which, in accordance with applicable law, will occur no later than the Company’s annual meeting of stockholders in 2017.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion about our executive compensation programs, including information about the Fiscal 2013 compensation of our Named Executive Officers.

The Compensation and Executive Development Committee believes that the 2013 executive compensation program has been appropriately designed to advance stockholder interests through effective performance-based incentives with multi-year retention features. The last stockholder advisory vote on executive compensation was in May 2011 when approximately 99% of votes cast were voted in favor of the Company’s executive compensation.

As described in detail under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” our executive compensation programs are designed to deliver pay for performance, drive strong business results, support teamwork and to attract and retain strong talent. In addition, our Compensation and Executive Development Committee seeks to provide a compensation program for executives that delivers the majority of compensation through performance-based or “at-risk” annual and long-term incentives, and aligns the interests of the Company’s executives with those of our stockholders.

Highlights of our financial performance in Fiscal 2013 include:

•	Net income for Fiscal 2013 was $2.1 million, compared to net income of $0.3 million for Fiscal 2012;
•	EBITDA[2] was $13.3 million, compared to $11.7 for Fiscal 2012;
•	Company-owned comparable store sales increased by 0.5% compared to the prior year, reflecting a third consecutive fiscal year comparable store sales growth; and
•	General and administrative expenses decreased 7.4% to $37.8 million for the year compared to $40.8 million for the prior year.

The Company’s compensation actions relating to Fiscal 2013 were consistent with its philosophy of attracting, motivating, and retaining highly qualified executives and maintaining a pay for performance culture in which incentives are tied to the Company’s short- and long-term performance. We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, and our stockholders should consider the following when voting on this proposal:

2	EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and as specifically identified in the non-GAAP reconciliation schedules set forth in Appendix A. Management uses this non-GAAP measure to further understand the Company's core business operating performance. The Company believes its core business operating performance represents the Company's on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes and (d) depreciation and amortization.

•	Base Salaries. Based on an assessment of individual performance, responsibility levels, and competitive pay practices, we increased the base salary for Mr. White by 4.3%, Ms. Luey by 7.3%, Mr. Schroder by 8.0%, Ms. Washington by 5.3% and Mr. Beeson had two increases one at the beginning of the year by 2.5% and in recognition of additional responsibilities an additional increase of 18.4%.
•	Non-Equity Incentive Compensation. Based upon our 2013 financial and operational performance, we awarded cash bonuses under our Management Incentive Plan ranging from 21% to 23% of our annual performance bonus targets, reflecting achievement of all financial performance targets but not all strategic performance targets in the first performance period. We awarded no bonus for the second half of the year due to falling short of the EBITDA financial performance target, though we had achieved other financial and strategic performance targets during the period.
•	Equity Incentive Compensation. As part of our focus on competitive pay practices, retention and long-term goals, our equity compensation program in 2013 consisted of a mix between 50% performance-based restricted stock units and 50% time-vested restricted stock units. We believe this mix aligns the interests of our executives with those of our stockholders, as the awards only have value if certain performance goals are met or the Company’s stock price increases. The performance-based RSUs we granted used criteria for vesting based on total stockholder return relative to a broad group of the Company’s peers over a one-, two-, and three-year period. Both the performance-based and time-based restricted stock units vest in equal annual installments over three years.

Other significant elements of the Company’s compensation program that continue to reinforce stockholder alignment, its long-term retention strategy and what the Compensation and Executive Development Committee considers best practices are the following:

•	Compensation decisions are made by an independent compensation committee and an independent compensation consultant engaged by the Compensation and Executive Development Committee.
•	The Company maintains share ownership guidelines, which were adopted in 2013.
•	The Company maintains a hedging and insider trading policy.
•	The Company maintains stock ownership guidelines.
•	The Compensation and Executive Development Committee conducts an annual risk assessment.
•	Any equity acceleration requires a “double trigger” (a qualifying termination in connection with a change in control).
•	In addition, the Company does not maintain or grant any of the following with respect to our executive officers:
º	Tax reimbursements or gross-ups;
º	Any special perquisites or benefits, except in limited circumstances; or
º	Supplemental retirement plans.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation and Executive Development Committee, nor will its outcome require the Company, our Board of Directors or our Compensation and Executive Development Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation and Executive Development Committee, values the opinions of our stockholders and will consider the outcome of the vote in establishing compensation philosophy and in making future compensation decisions.

Stockholders will be asked at the 2014 Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Jamba, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2014 Annual Meeting of Stockholders.”

Vote Required and Board of Directors Recommendation

Approval of this resolution requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION REGARDING EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 21, 2014, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares of Common Stock Beneficially Held
Name and Address of Beneficial Owner(1)	Amount(2)	Percent(3)
Thomson Horstmann & Bryant, Inc.(4) 501 Merritt 7 Norwalk, CT 06851	1,512,517	8.80%
Coliseum Capital(5) Metro Center 1 Station Place 7th Floor South Stamford, CT 06902	1,045,288	6.08%
Glenhill Advisors(6) 600 Fifth Avenue, 11th Floor New York, NY 10020	888,155	5.17%
James D. White(7)	372,411	2.17%
Karen L. Luey(8)	87,505	*
Julie S. Washington(9)	20,213	*
Chris Beeson(10)	14,414	*
Bruce Schroder(11)	—	*
Brian Swette(12)	56,939	*
Richard L. Federico(13)	36,949	*
Lesley H. Howe(14)	31,760	*
Michael Depatie(15)	23,060	*
Lorna Donatone(16)	1,815	*
David A. Pace(17)	13,511	*
Marvin Igelman(18)	11,000	*
Andrew R. Heyer(19)	5,402	*
All current directors and executive officers as a group(20)	674,979	3.93%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants or conversion of preferred stock.
(3)	Calculated on the basis of 17,190,983 shares of Common Stock outstanding as of March 21, 2014, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 21, 2014 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other stockholders.

(4)	Based on an a Schedule 13G/A filed on February 6, 2014 by Thomson Horstmann & Bryant, Inc. Represents (i) 717,976 shares over which Thomson Hortstmann & Bryant, Inc. has shared voting power, and (ii) 1,512,517 over which Thomson Horstmann & Bryant, Inc. has sole dispositive power.
(5)	Based on a Schedule 13G/A filed on February 18, 2014 by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackelton. Represents (i) 1,045,288 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, (ii) 766,337 shares over which Coliseum Capital, LLC has shared voting and dispositive power, (iii) 593,866 shares over which Coliseum Capital Partners, L.P. has shared voting and dispositive power, (iv) 172,471 shares over which Coliseum Capital Partners II, L.P. has shared voting and dispositive power and (v) 278,951 shares over which Blackwell Partners, LLC has shared voting and dispositive power.
(6)	Based on a Schedule 13G filed on January 27, 2014 by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC. Represents (i) 888,155 shares over which Glenhill Advisors, LLC and Messr. Krevlin have sole dispositive power including 770,438 shares over which they have sole voting power and 117,717 shares over which they have shared voting power, (ii) 888,155 shares over which Glenhill Capital Advisors, LLC has shared voting and dispositive power and (iii) 770,438 shares over which Glenhill Capital Management, LLC has shared voting and dispositive power.
(7)	Represents 53,161 shares of Common Stock held by Mr. White and 319,250 shares of Common Stock issuable upon the exercise of vested options held by Mr. White.
(8)	Represents 20,917 shares of Common Stock held by Ms. Luey and 66,588 shares of Common Stock issuable upon exercise of vested options held by Ms. Luey.
(9)	Represents 3,123 shares of Common Stock held by Ms. Washington and 17,000 shares of Common Stock issuable upon exercise of vested options held by Ms. Washington.
(10)	Represents 2,950 shares of Common Stock held by Mr. Beeson and 11,291 shares of Common Stock issuable upon exercise of vested options held by Mr. Beeson.
(11)	Mr. Schroder resigned on October 7, 2013 and subsequently disposed of all shares held by him.
(12)	Represents 31,079 shares of Common Stock held by Mr. Swette and 25,860 shares of Common Stock issuable upon exercise of vested options held by Mr. Swette.
(13)	Represents 9,500 shares of Common Stock held by Mr. Federico and 27,449 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.
(14)	Represents 12,000 shares of Common Stock held by Mr. Howe and 19,760 shares of Common Stock issuable upon exercise of vested options held by Mr. Howe.
(15)	Represents 15,560 shares of Common Stock held by Mr. Depatie and 7,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Depatie.
(16)	Represents 1,815 shares of Common Stock held by Ms. Donatone.
(17)	Represents 13,511 shares of Common Stock held by Mr. Pace.
(18)	Represents 6,000 shares of Common Stock held by Mr. Igelman and 5,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Igelman.
(19)	Represents 5,402 shares of Common Stock held by Mr. Heyer.
(20)	Represents 688,176 shares of Common Stock and 2,439,533 shares of Common Stock issuable upon the exercise of vested options. See Notes 7 through 19, above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2013, except that James D. White, Karen L. Luey, Julie S. Washington and Bruce Schroeder each filed one late report with respect to one transaction.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the next annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than 120 days prior to the anniversary of the date this year’s proxy materials were released to stockholders, which date shall be November 28, 2014. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2014 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, our proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jamba stockholders will be “householding” our proxy materials. A single Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 or contact our Corporate Secretary by telephone at (510) 596-0100. Stockholders who currently receive multiple copies of the Notice, or for stockholders receiving a paper copy of proxy materials, a proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2014 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

KAREN L. LUEY
Secretary

March 28, 2014

Appendix A

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA

(Dollars in thousands)	52 Week Period Ended December 31, 2013	52 Week Period Ended January 1, 2013
Net income	$2,080	$302
Interest income	(9)	(61)
Interest expense	242	217
Income tax expense	55	155
Depreciation and amortization	10,974	11,062
Non-GAAP EBITDA	$13,342	$11,675

A-1

Jamba Juice

JAMBA, INC.
ATTN: CORPORATE SECRETARY
6475 CHRISTIE AVE, SUITE 150
EMERYVILLE, CA 94608

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. James D. White	☐	☐	☐
1b. Lesley H. Howe	☐	☐	☐
1c. Richard L. Federico	☐	☐	☐
1d. Andrew R. Heyer	☐	☐	☐
1e. Michael A. Depatie	☐	☐	☐
1f. Lorna Donatone	☐	☐	☐
1g. David A. Pace	☐	☐	☐
1h. Marvin Igelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000202105_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10K, Notice & Proxy Statement is/are available at www.proxyvote.com .

JAMBA, INC.
Annual Meeting of Stockholders
May 9, 2014 8:00 A.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James D. White and Karen L. Luey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of equity securities of Jamba, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on May 9, 2014, at the Jamba Juice Support Center, 6475 Christie Avenue, Suite 150, Emeryville, CA, 94608 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000202105_2 R1.0.0.51160